Exhibit 99

FOR IMMEDIATE RELEASE	October 20, 2003
Baltimore, Maryland

Summary:	Alexander Mason to Join Mercantile Bankshares Corporation as Vice Chairman

Mercantile Bankshares Corporation (Nasdaq: MRBK) announced today that Alexander T. Mason will join the company as Vice Chairman upon his retirement from Deutsche Bank at the end of this month.

Mr. Mason joins Mercantile with almost 30 years of banking experience garnered from executive positions held at Deutsche Bank and its predecessor firms. Currently Vice Chairman of Deutsche Bank in the Americas, Mr. Mason has in recent years served the firm as Chief Operating Officer of Global Corporate Finance and as co-Head of the Global Industry Group banking practice. Prior to the merger of Deutsche and Bankers Trust, Mr. Mason served as co-Head of Corporate Finance for BT. Alex. Brown, Bankers Trust Company’s global investment banking arm, and he moved to Baltimore in that capacity in 1998.

Edward J. Kelly III, Chairman & CEO of Mercantile Bankshares, said, “I have known Alex for more than 30 years. We are very fortunate to have someone with his reputation and experience join the senior management team. He is also a fully engaged, well-respected member of our local community. He will become a member of the senior management team at the holding company and help us to manage what has become a larger firm in a more complex environment. I know he shares our vision for growing the Mercantile franchise through teamwork and dedicated customer focus.”

Mr. Mason said, “I am pleased and very excited to be joining the outstanding team at Mercantile. It is an institution with a wonderful legacy of success and accomplishment. Under Ned’s leadership, the bank is well-positioned to capitalize on the many opportunities for growth that are present in this attractive and dynamic regional marketplace. I look forward to being a part of realizing that opportunity.”

Mr. Mason holds an undergraduate degree from Princeton University. He currently serves on the boards of the Maryland Science Center, the Maryland Historical Society, and the Downtown Partnership of Baltimore. He also serves on the campaign cabinet for the United Way of Central Maryland.

Mercantile Bankshares Corporation, with assets in excess of $13 billion, is a multibank holding company headquartered in Baltimore. It has 17 banking affiliates in Maryland, one in Delaware and three in Virginia.

Contact:

Janice Davis

Corporate Communications

410-237-5971

janice.davis@mercantile.com

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